EXHIBIT 99.1

CONTACT:	ICR, Inc.
Rachel Schacter/Allison Malkin
203-682-8200

FINAL

MOVADO GROUP, INC. ANNOUNCES FOURTH QUARTER
AND FISCAL YEAR 2019 RESULTS

~ Fourth Quarter Revenue Increased 33.6% ~
~  Fourth Quarter Operating Income Grew to $17.1 million; Adjusted Operating Income Grew 38.5% to $19.9 million ~
~ Introduces Fiscal 2020 Outlook ~
~ Board Declares Quarterly Dividend ~

Paramus, NJ – March 28, 2019 -- Movado Group, Inc. (NYSE: MOV) today announced fourth quarter and fiscal year 2019 results for the periods ended January 31, 2019.

•	Fourth quarter net sales increased 33.6% to $199.4 million, or 35.4% on a constant dollar basis, and 10.3% excluding MVMT;
•	Fourth quarter operating income of $17.1 million versus $13.3 million in the prior period;
•	Adjusted operating income grew to $19.9 million compared to $14.4 million in the prior year period;
•	Fourth quarter diluted EPS of $0.74 versus a loss per share of $1.47 in the prior period; and
•	Adjusted diluted EPS of $0.67 compared to adjusted diluted EPS of $0.52 in the prior year period.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “Our positive momentum continued in the fourth quarter, representing a strong end to a robust year of sales and profit growth for Movado Group. We experienced significant gross margin expansion in the fourth quarter, both with and without MVMT. Fiscal 2019 marked another year of progress on our strategies – to deliver innovation across our portfolio of powerful brands in an omni channel market, capitalize on our strong balance sheet and cash flow to acquire new brands and develop our digital presence. These activities fueled topline growth of nearly 20% with strong growth in operating income and net income for the year while we continued to invest for the long term. During the year, we acquired MVMT, which together with Olivia Burton, which we acquired last year, allows us to increase our presence in the global fashion watch market and will help to fuel our ecommerce expansion as well as leverage our global distribution capabilities. While we continue to operate in an evolving and challenging global marketplace for both retail and the watch category, we expect to continue to deliver growth on both the top line and bottom line in fiscal 2020 through continued product innovation, effective marketing and disciplined execution of our strategies and growth priorities.”

Non-GAAP Items (See attached table for GAAP and Non-GAAP measures)
Fourth quarter Fiscal 2019 results of operations included the following charges and benefits:
•	$4.4 million tax benefit, or $0.18 per diluted share, related to the Tax Cuts and Jobs Act (“2017 Tax Act”) as well as certain discrete foreign tax items;
•	$2.4 million pre-tax charge, or $2.5 million after tax, representing $0.10 per diluted share, associated with the integration and acquisition of MVMT;
•	$0.7 million pre-tax charge, or $0.6 million after tax, representing $0.02 per diluted share, associated with the amortization of acquired intangible assets related to Olivia Burton; and
•	a favorable $0.3 million pre-tax change in estimate, or $0.2 million after tax, representing $0.01 per diluted share, associated with the Company’s cost savings initiatives.

Fourth quarter Fiscal 2018 results of operations included the following charges and benefits:
•	$45.0 million, or $1.95 per diluted share, provisional tax expense related to the 2017 Tax Act;
•	$0.9 million in pre-tax expenses with a related tax benefit of $0.2 million, or $0.03 per diluted share, in association with the acquisition of Olivia Burton; and
•	$0.2 million pre-tax charge with a related tax impact of $0.1 million, or $0.01 per diluted share, associated with the Company’s cost savings initiatives.
Fourth Quarter Fiscal 2019 Results (See attached table for GAAP and non-GAAP measures)
•
Net sales increased 33.6% to $199.4 million compared to $149.2 million in the fourth quarter of fiscal 2018. Net sales on a constant dollar basis increased 35.4% compared to net sales in the fourth quarter of fiscal 2018.

•
Gross profit was $110.6 million, or 55.5% of net sales, compared to $78.7 million, or 52.8% of net sales in the same period last year. Adjusted gross profit for the fourth quarter of fiscal 2019, which excludes a $0.4 million adjustment associated with the amortization of acquisition accounting adjustments related to the MVMT acquisition, was $111.1 million, or 55.7% of net sales. Adjusted gross profit for the fourth quarter of fiscal 2018, which excludes a $0.2 million adjustment in expenses related to the Company’s cost savings initiatives, was $78.6 million, or 52.7% of net sales. The increase in adjusted gross margin percentage was primarily the result of favorable changes in channel and product mix as well as increased leverage on fixed costs due to increased sales, partially offset by unfavorable foreign currency exchange rates.

•
Operating expenses increased to $93.5 million in the fourth quarter of fiscal 2019 from $65.4 million in the fourth quarter last year. Adjusted operating expenses for the fourth quarter of fiscal 2019 were $91.1 million excluding $2.0 million of expenses related to the integration and acquisition of MVMT and $0.7 million of expenses associated with the amortization of acquired intangible assets related to Olivia Burton, partially offset by a $0.3 million change in estimate associated with the Company’s cost savings initiatives. For the fourth quarter of fiscal 2018, adjusted operating expenses were $64.2 million, which excludes $0.9 million of expenses and amortization related to the Olivia Burton acquisition and $0.3 million of expenses related to the Company’s cost savings initiatives. The increase in adjusted operating expenses was primarily due to higher marketing expenses including expenses related to MVMT since the date of the acquisition and an increase in payroll and performance based compensation.
•
Operating income in the fourth quarter increased 28.1% to $17.1 million compared to operating income of $13.3 million in the prior year period. Adjusted operating income for the fourth quarter of fiscal 2019, which excludes $2.4 million of expenses related to the integration and acquisition of MVMT and $0.7 million of expenses associated with the amortization of acquired intangible assets related to Olivia Burton, partially offset by a $0.3 million change in estimate associated with the Company’s cost savings initiatives, increased 38.5% to $19.9 million. Adjusted operating income for the fourth quarter of fiscal 2018, which excludes $0.9 million of expenses and amortization related to the acquisition of Olivia Burton and a $0.2 million charge related to the Company’s cost savings initiatives, was $14.4 million.

•
The tax benefit was $0.5 million in the fourth quarter of fiscal 2019 compared to a tax provision of $47.0 million in the fourth quarter of fiscal 2018. Based on adjusted pre-tax income, the adjusted tax provision was $3.9 million or an adjusted tax rate of 19.9% as compared to an adjusted tax provision of $2.1 million or an adjusted tax rate of 15.1% in the fourth quarter of fiscal 2018.

•
Net income was $17.4 million, or $0.74 per diluted share, compared to net loss of $33.9 million, or ($1.47) per diluted share, for the same period in the prior year. Adjusted net income in the fourth quarter of fiscal 2019 was $15.9 million, or $0.67 per diluted share which excludes a $4.4 million benefit related to the 2017 Tax Act and certain discrete foreign tax items and a $0.2 million change in estimate related to the Company’s cost savings initiatives, net of tax, partially offset by $2.5 million related to the MVMT acquisition, net of tax, and $0.6 million of amortization related to the acquisition of Olivia Burton, net of tax. This compares to adjusted net income in the fourth quarter of fiscal 2018 of $12.0 million, or $0.52 per diluted share which excludes $45.0 million of provisional tax expense related to the 2017 Tax Act, $0.7 million of expenses and amortization related to the acquisition of Olivia Burton, net of tax, and $0.2 million of expenses related to the Company’s cost savings initiatives, net of tax.

Full Year Fiscal 2019 Results (See attached table for GAAP and Non-GAAP measures)
•	Net sales increased 19.7% to $679.6 million compared to net sales of $568.0 million in fiscal 2018. Net sales on a constant dollar basis increased 18.9% compared to net sales in fiscal 2018.
•
Gross profit was $369.4 million, or 54.4% of net sales, compared to gross profit of $298.1 million, or 52.5% of net sales, in the prior year. Adjusted gross profit for fiscal 2019 was $369.9 million, or 54.4% of net sales, excluding $0.6 million in amortization of acquisition accounting adjustments related to the MVMT acquisition. Adjusted gross profit for fiscal 2018, which excludes $1.3 million in charges related to the Company’s cost savings initiatives and $0.8 million in amortization of acquisition accounting adjustments related to the Olivia Burton acquisition, was $300.2 million, or 52.9% of net sales. The increase in the adjusted gross margin percentage from last year was primarily the result of changes in channel and product mix, increased leverage on fixed costs due to increased sales and favorable changes in foreign currency exchange rates.

•
Operating expenses were $307.2 million in fiscal 2019 compared to operating expenses of $254.9 million in the prior year. For fiscal 2019, adjusted operating expenses were $290.7 million, which excludes $13.8 million in expenses related to the integration and acquisition of MVMT and $2.9 million of amortization related to the acquisition of Olivia Burton, partially offset by a $0.3 million change in estimate related to the Company’s cost savings initiatives. For fiscal 2018, adjusted operating expenses were $236.6 million, which excludes $12.3 million of expenses related to the Company’s cost savings initiatives and $6.0 million of expenses and amortization related to the acquisition of Olivia Burton. The increase in adjusted operating expenses was primarily the result of higher marketing expenses including expenses related to MVMT since the date of the acquisition, increased payroll and occupancy costs associated with the opening of new retail locations, higher distribution costs and an increase in payroll and performance based compensation.

•
Operating income for fiscal 2019 was $62.2 million as compared to operating income of $43.2 million for fiscal 2018. Adjusted operating income for fiscal 2019 was $79.2 million, which excludes $14.4 million in expenses related to the integration and acquisition of MVMT and $2.9 million of amortization related to the acquisition of Olivia Burton, partially offset by a $0.3 million change in estimate related to the Company’s cost savings initiatives. This compares to adjusted operating income for fiscal 2018 of $63.6 million, which excludes $13.6 million of expenses related to the Company’s cost savings initiatives and $6.8 million of expenses and amortization related to the acquisition of Olivia Burton.

•
The tax provision was $0.2 million in fiscal 2019 compared to $57.4 million in fiscal 2018. Based upon adjusted pre-tax income, the adjusted effective tax rate for fiscal 2019 was 19.9% as compared to the adjusted effective tax rate of 25.7% in fiscal 2018. The decrease in the adjusted effective tax rate is primarily due to a reduction in the U.S. federal statutory income tax rate from 35% to 21% as part of the 2017 Tax Act.

•
Net income was $61.6 million, or $2.61 per diluted share, for fiscal 2019 compared to net loss of $15.2 million, or ($0.66) per diluted share, for the prior year. Adjusted net income in fiscal 2019, which excludes the $12.0 million tax benefit related to the 2017 Tax Act and certain discrete foreign tax items, $11.4 million in expenses related to the integration and acquisition of MVMT, net of tax, and $2.4 million of amortization related to the acquisition of Olivia Burton, net of tax, partially offset by a $0.2 million change in estimate related to the Company’s cost savings initiatives, net of tax, was $63.1 million or $2.67 per diluted share.  This compares to adjusted net income in fiscal 2018 of $46.5 million or $2.00 per diluted share, which excludes the $45.0 million provisional tax expense related to the 2017 Tax Act, $10.5 million of expenses related to the Company’s cost savings initiatives, net of tax, and $6.2 million of expenses and amortization related to the acquisition of Olivia Burton, net of tax.

Fiscal 2020 Outlook
During fiscal 2020, the Company will focus on the continued integration of MVMT into the Company’s systems and distribution, while also making significant brand building investments across its portfolio.  The Company’s outlook includes these investments, partially offset by approximately six months of infrastructure and supply chain synergies. As such, for fiscal 2020, the Company anticipates that net sales will be in a range of $750.0 million to $765.0 million and operating income will be in a range of $82.0 million to $85.0 million. The Company anticipates net income in fiscal 2020 to be in a range of $64.0 million to $66.4 million, or $2.70 to $2.80 per diluted share, reflecting a 21% effective tax rate. The outlook excludes approximately $9.0 million of amortization of the acquired intangible assets and other expenses for fiscal 2020 related to the acquisition of MVMT and Olivia Burton. The Company's outlook assumes no significant fluctuations from prevailing foreign currency exchange rates.

Quarterly Dividend and Share Repurchase Program
The Company also announced that on March 28, 2019, the Board of Directors approved the payment on April 24, 2019 of a cash dividend in the amount of $0.20 for each share of the Company’s outstanding common stock and class A common stock held by shareholders of record as of the close of business on April 10, 2019.

During the fourth quarter of fiscal 2019, the Company repurchased approximately 101,000 shares under its share repurchase program. As of January 31, 2019, the Company had $40.6 million remaining under the $50.0 million share repurchase authorization.

Conference Call
The Company’s management will host a conference call and audio webcast to discuss its results today, March 28th, at 9:00 a.m. Eastern Time. The conference call may be accessed by dialing 888-394-8218.  Additionally, a live webcast of the call can be accessed at www.movadogroup.com. The webcast will be archived on the Company’s website approximately one hour after the conclusion of the call. Additionally, a telephonic re-play of the call will be available from 12:00 p.m. ET on March 28, 2019 until 11:59 p.m. ET on April 4, 2019 and can be accessed by dialing 844-512-2921 and entering replay pin number 9003777.

Movado Group, Inc. designs, sources, and distributes MOVADO®, MVMT®, OLIVIA BURTON®, EBEL®, CONCORD®, COACH®, TOMMY HILFIGER®, HUGO BOSS®, LACOSTE®, SCUDERIA FERRARI®, REBECCA MINKOFF® and URI MINKOFF® watches worldwide, and operates Movado company stores in the United States and Canada.

In this release, the Company presents certain financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). Specifically, the Company is presenting adjusted gross profit, adjusted gross margin, adjusted operating expenses and adjusted operating income, which are gross profit, gross margin, operating expenses and operating income, respectively, under GAAP, adjusted to eliminate the expenses and amortization of acquisition accounting adjustments related to the Olivia Burton acquisition, integration and acquisition costs as well as the amortization of acquisition accounting adjustments related to MVMT and charges for the Company’s cost savings initiatives. The Company is also presenting adjusted tax provision, which is the tax provision under GAAP, adjusted to eliminate the impact of tax benefits related to the 2017 Tax Act as well as other tax benefit of foreign tax items, charges for the Olivia Burton and MVMT acquisitions, and the Company’s cost savings initiatives. The Company believes these adjusted measures are useful because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. The Company is also presenting adjusted net income, adjusted earnings per share and adjusted effective tax rate, which are net income, earnings per share and effective tax rate, respectively, under GAAP, adjusted to eliminate the after-tax impact of tax benefits related to the 2017 Tax Act as well as other tax benefit of foreign tax items, amortization of acquisition accounting adjustments and other charges related to the Olivia Burton and MVMT acquisitions, and the Company’s cost savings initiatives. The Company believes that adjusted net income, adjusted earnings per share and adjusted effective tax rate are useful measures of performance because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. Additionally, the Company is presenting constant currency information to provide a framework to assess how its business performed excluding the effects of foreign currency exchange rate fluctuations in the current period. Comparisons of financial results on a constant dollar basis are calculated by translating each foreign currency at the same U.S. dollar exchange rate as in effect for the prior-year period for both periods being compared. The Company believes this information is useful to investors to facilitate comparisons of operating results. These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measures, and the methods of their calculation may differ substantially from similarly titled measures used by other companies.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and variations of such words and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets (including Europe) where the Company’s products are sold, uncertainty regarding such economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible terrorist attacks, natural disasters, the stability of the European Union (including the impact of the United Kingdom’s process to exit from the European Union) and defaults on or downgrades of sovereign debt and the impact of any of those events on consumer spending, changes in consumer preferences and popularity of particular designs, new product development and introduction, decrease in mall traffic and increase in e-commerce, the ability of the Company to successfully implement its business strategies, competitive products and pricing, the impact of “smart” watches and other wearable tech products on the traditional watch market, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses (including Olivia Burton and MVMT) without disruption to other business activities, the possible impairment of acquired intangible assets including goodwill if the carrying value of any reporting unit were to exceed its fair value, the continuation of the company’s major warehouse and distribution centers, the continuation of licensing arrangements with third parties, losses possible from pending or future litigation, the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, the ability of the Company to successfully manage its expenses on a continuing basis, information systems failure or breaches of network security, the continued availability to the Company of financing and credit on favorable terms, business disruptions,  general risks associated with doing business outside the United States including, without limitation, import duties, tariffs, quotas, political and economic stability, changes to existing laws or regulations, and success of hedging strategies with respect to currency exchange rate fluctuations, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its outlook in the future.

(Tables to follow)

MOVADO GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,

	2019	2018	2019	2018

Net sales	$199,376	$149,214	$679,567	$567,953

Cost of sales	88,740	70,469	310,209	269,875

Gross profit	110,636	78,745	369,358	298,078

Operating expenses	93,545	65,399	307,161	254,878

Operating income	17,091	13,346	62,197	43,200

Interest expense	(241)	(319)	(771)	(1,510)
Interest income	49	91	307	452

Income before income taxes	16,899	13,118	61,733	42,142

(Benefit)/provision for income taxes	(495)	47,026	162	57,367

Net income (loss)	17,394	(33,908)	61,571	(15,225)

Less: Net loss attributable to noncontrolling interests	(53)	-	(53)	-

Net income (loss) attributable to Movado Group, Inc.	$17,447	$(33,908)	$61,624	$(15,225)

Diluted Income Per Share Information
Net income (loss) attributable to Movado Group, Inc.	$0.74	$(1.47)	$2.61	$(0.66)

Weighted diluted average shares outstanding	23,532	23,054	23,600	23,073

MOVADO GROUP, INC.
GAAP AND NON-GAAP MEASURES
(In thousands, except for percentage data)
(Unaudited)

	As Reported			% Change
	Three Months Ended		% Change	Constant
	January 31,		As Reported	Dollar

	2019	2018

Total net sales	$199,376	$149,214	33.6%	35.4%

	As Reported			% Change
	Twelve Months Ended		% Change	Constant
	January 31,		As Reported	Dollar

	2019	2018

Total net sales	$679,567	$567,953	19.7%	18.9%

MOVADO GROUP, INC.
GAAP AND NON-GAAP MEASURES
(In thousands, except per share data)
(Unaudited)

	Net Sales	Gross Profit	Operating Income	Pre-tax Income	(Benefit) / Provision for Income Taxes	Net Income (Loss) Attributable to Movado Group, Inc.	Diluted EPS
Three Months Ended January 31, 2019
As Reported (GAAP)	$199,376	$110,636	$17,091	$16,899	$(495)	$17,447	$0.74
Olivia Burton Costs (1)	-	-	716	716	136	580	0.02
Cost Savings Initiatives (2)	-	-	(281)	(281)	(61)	(220)	(0.01)
MVMT Costs (3)	-	420	2,409	2,409	(46)	2,455	0.10
Other Tax Items (4)	-	-	-		4,398	(4,398)	(0.18)
Adjusted Results (Non-GAAP)	$199,376	$111,056	$19,935	$19,743	$3,932	$15,864	$0.67

Three Months Ended January 31, 2018
As Reported (GAAP)	$149,214	$78,745	$13,346	$13,118	$47,026	$(33,908)	$(1.47)
Olivia Burton Costs (1)	-	-	901	901	187	714	0.03
Cost Savings Initiatives (2)	-	(150)	151	151	(65)	216	0.01
2017 Tax Act (4)	-	-	-	-	(45,002)	45,002	1.95
Adjusted Results (Non-GAAP)	$149,214	$78,595	$14,398	$14,170	$2,146	$12,024	$0.52

Twelve Months Ended January 31, 2019
As Reported (GAAP)	$679,567	$369,358	$62,197	$61,733	$162	$61,624	$2.61
Olivia Burton Costs (1)	-	-	2,908	2,908	552	2,356	0.10
Cost Savings Initiatives (2)	-	-	(281)	(281)	(61)	(220)	(0.01)
MVMT Costs (3)	-	560	14,354	14,354	2,964	11,390	0.48
Other Tax Items (4)	-	-	-	-	12,031	(12,031)	(0.51)
Adjusted Results (Non-GAAP)	$679,567	$369,918	$79,178	$78,714	$15,648	$63,119	$2.67

Twelve Months Ended January 31, 2018
As Reported (GAAP)	$567,953	$298,078	$43,200	$42,142	$57,367	$(15,225)	$(0.66)
Olivia Burton Costs (1)	-	846	6,798	6,798	574	6,225	0.27
Cost Savings Initiatives (2)	-	1,289	13,588	13,588	3,116	10,472	0.45
2017 Tax Act (4)	-	-	-	-	(45,002)	45,002	1.94
Adjusted Results (Non-GAAP)	$567,953	$300,213	$63,586	$62,528	$16,055	$46,474	$2.00

(1)
FY 2019 expense relates to the amortization of certain acquired finite lived assets for Olivia Burton.  FY 2018 expense includes the aforementioned amortization expense as well as transaction charges, and the amortization of certain accounting adjustments associated with the acquisition of Olivia Burton.

(2)	Related to a change in estimate in FY19 and the charge in FY18 for severance and payroll related, other expenses and occupancy expenses.
(3)	Related to integration and acquisition costs, the amortization of acquired finite lived assets and accounting adjustments associated with the acquisition of MVMT.
(4)	Related to the impact of the 2017 Tax Act as well as tax benefit of other foreign tax items.

MOVADO GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	January 31,	January 31,
	2019	2018
ASSETS

Cash and cash equivalents	$189,911	$214,811
Trade receivables, net	84,026	83,098
Inventories	165,311	151,676
Other current assets	28,898	32,015
Total current assets	468,146	481,600

Property, plant and equipment, net	26,067	24,671
Deferred and non-current income taxes	24,503	6,443
Goodwill	136,033	60,269
Other intangibles, net	48,183	23,124
Other non-current assets	56,769	49,273
Total assets	$759,701	$645,380

LIABILITIES AND EQUITY

Loans payable to bank, current	$-	$25,000
Accounts payable	38,650	24,364
Accrued liabilities	44,429	32,814
Accrued payroll and benefits	18,773	15,129
Income taxes payable	10,831	2,989
Total current liabilities	112,683	100,296

Loans payable to bank, non current	50,280	-
Deferred and non-current income taxes payable	29,242	33,063
Other non-current liabilities	67,120	41,686
Redeemable noncontrolling interest	3,721	-
Shareholders' equity	496,655	470,335
Total liabilities, redeemable noncontrolling interest and equity	$759,701	$645,380

MOVADO GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Twelve Months Ended
	January 31,

	2019	2018
Cash flows from operating activities:
Net income / (loss)	$61,624	$(15,225)
Depreciation and amortization	14,165	13,457
Other non-cash adjustments	(49)	8,116
Cost savings initiatives	(281)	13,587
(Benefit) / charge for 2017 tax act	(7,488)	45,002
Changes in working capital	16,309	(11,134)
Changes in non-current assets and liabilities	1,890	921
Net cash provided by operating activities	86,170	54,724

Cash flows from investing activities:
Capital expenditures	(10,635)	(5,810)
Acquisitions, net of cash acquired	(97,882)	(78,991)
Restricted cash deposits	-	1,018
Tradenames and other intangibles	(492)	(556)
Net cash used in investing activities	(109,009)	(84,339)

Cash flows from financing activities:
Proceeds from bank borrowings	50,296	-
Repayments of bank borrowings	(25,000)	(5,000)
Dividends paid	(18,469)	(11,934)
Stock repurchase	(7,418)	(3,631)
Purchase of incremental ownership of joint venture	-	(162)
Stock options exercised and other changes	4,968	(159)
Debt issuance costs	(689)	-
Net cash provided by (used in) financing activities	3,688	(20,886)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(5,801)	9,033
Net change in cash, cash equivalents, and restricted cash	(24,952)	(41,468)
Cash, cash equivalents, and restricted cash at beginning of period	215,411	256,879

Cash, cash equivalents, and restricted cash at end of period	$190,459	$215,411

Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$189,911	$214,811
Restricted cash included in other non-current assets	548	600
Cash, cash equivalents, and restricted cash	$190,459	$215,411